Exhibit 99.1

Lionsgate Announces Pricing of Secondary Offering by Funds Affiliated with MHR Fund Management

SANTA MONICA, CA, and VANCOUVER, BC, April 8, 2015 – Lionsgate (NYSE: LGF) (the “Company” or “Lionsgate”) announced today the pricing of an underwritten secondary offering of 10,000,000 shares of its common shares offered by investment funds affiliated with MHR Fund Management LLC at a public offering price of $32.00 per share. These investment funds have granted to the underwriter a 30-day option to purchase up to an additional 1,500,000 common shares. Lionsgate will not sell any shares in the offering and will not receive any proceeds from the offering. The offering is expected to close on or about April 13, 2015, subject to customary closing conditions.

J.P. Morgan Securities LLC is acting as sole underwriter for the offering.

The common shares are being offered and sold pursuant to an effective registration statement filed with the Securities and Exchange Commission (the “SEC”) on Form S-3 and available for review on the SEC’s website at www.sec.gov.

When available, copies of the prospectus related to the offering may be obtained from J.P. Morgan Securities LLC, via Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1 (866) 803-9204.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

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For further information, please contact:

Peter Wilkes

Lionsgate

310-255-3726

pwilkes@lionsgate.com

or

Cristina Castaneda

Lionsgate

310-255-5114

ccastaneda@lionsgate.com

The matters discussed in this press release may constitute forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including the substantial investment of capital required to produce and market films and television series, increased costs for producing and marketing feature films and television series, budget overruns, limitations imposed by our credit facility and notes, unpredictability of the commercial success of our motion pictures and television programming, the cost of defending our intellectual property, difficulties in integrating acquired businesses, risks related to our acquisition strategy and integration of acquired businesses, the effects of disposition of businesses or assets, technological changes and other trends affecting the entertainment industry, and the risk factors as set forth in Lionsgate’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on May 29, 2014 and its most recent Quarterly Report on Form 10-Q, filed with the SEC on February 5, 2015. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.